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                                                                             CBS
                                                                   EXHIBIT 10(j)


                    CBS SUPPLEMENTAL EMPLOYEE INVESTMENT FUND
                       (As amended as of January 1, 1998)


CBS Broadcasting Inc. hereby establishes the CBS Supplemental Employee Investment Fund, a nonqualified unfunded plan, for the exclusive benefit of select key management and highly compensated employees who participate in the CBS Employee Investment Fund.

                                    ARTICLE I

                                  INTRODUCTION

Section 1.1 NAME OF PLAN. The name of this Plan is the "CBS Supplemental Employee Investment Fund."


Section 1.2        EFFECTIVE DATE. The effective date of this Plan is
                   January 1, 1995. This Plan shall not apply to any Participant who has retired or terminated from active service with CBS prior to the Effective Date.

Section 1.3 PURPOSE. The purpose of this Plan is to provide a means by which an Eligible Employee may be provided benefits which otherwise would be provided as pre-tax contributions, after-tax contributions, or Employer Matching Contributions under the Employee Investment Fund in the absence of certain restrictions imposed by applicable law on the dollar amount of Salary that can be taken into account under the Employee Investment Fund.

                                   ARTICLE II
                                   DEFINITIONS

Capitalized items which are not defined herein shall have the meaning ascribed to them in the Employee Investment Fund. Whenever reference is made herein to "this Plan," such reference shall be to this CBS Supplemental Employee Investment Fund.

Section 2.1 "Account" shall mean a Participant's individual account as described in Section 3.2 of this Plan.

Section 2.2 "Beneficiary" shall mean the person or persons designated by the Participant to receive any payments provided for under
                   Section 3.8, and, if


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                   and to the extent that such designation shall not be in force at the time of such payment, his spouse, or if he has no spouse, his executors or administrators.

Section 2.3        "Board" shall mean the Board of Directors of CBS Broadcasting
                   Inc.

Section 2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

Section 2.5        "Committee" shall mean the Committee established under
                   Section 4.1 of the Plan or its designee.

Section 2.6 "CBS" shall mean CBS Broadcasting Inc. and any of its affiliated companies as may be authorized to participate in this Plan by the Board.

Section 2.7 "Compensation Limitation" shall mean the limitation on Salary that is required to be taken into account in determining contributions under the Employee Investment Fund in accordance with Section 401(a)(17) of the Code and the regulations and other guidance issued thereunder for plan years beginning on and after January 1, 1994, as indexed for increases in the cost-of-living under Section 401(a)(17)(B) of the Code.

Section 2.8 "Eligible Employee" shall mean an employee of CBS who is designated by the Committee pursuant to Section 4.1 as eligible to participate in this Plan. Notwithstanding the foregoing, for periods after December 31, 1997, eligibility for participation in the Plan shall be restricted to those employees of CBS who are designated for participation and either (i) had an Account balance under the Plan as of December 31, 1997, or (ii) elected to participate in the Plan for all or any part of the 1997 Plan Year.

Section 2.9 "Employee Deferrals" shall mean the portion of a Participant's Salary which he elects to defer under the terms of this Plan and shall include Required Basic Deferrals and Voluntary Deferrals.

Section 2.10 "Employee Investment Fund" shall mean the CBS Employee Investment Fund as amended from time to time.

Section 2.11 "Employer Match" shall mean the amounts credited in accordance with Section 3.4 of this Plan.

Section 2.12 "Excess Salary" shall mean the amount of the Participant's Salary equal to the difference between: (i) his actual Salary for the Plan Year up to $235,840 (without regard to any cost-of-living adjustments); and (ii) his Salary for the Plan Year up to the Compensation Limitation.


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Section 2.13       "Participant" shall mean an Eligible Employee who
                   participates in this Plan pursuant to Article III. An Eligible Employee shall remain a Participant under this Plan until all amounts payable on his behalf from this Plan have been paid.

Section 2.14       "Plan Year" shall mean the calendar year.

Section 2.15 "Required Basic Contributions" shall mean the pre-tax contributions or after-tax contributions made to the Employee Investment Fund by or on behalf of a Participant as required basic contributions with respect to which Employer Matching Contributions under Employee Investment Fund are made.

Section 2.16 "Required Basic Deferrals" shall mean the deferrals made by a Participant under Section 3.3(A) hereunder with respect to which Employer Match amounts are credited under Section 3.4.

Section 2.17 "Targeted Investment Options" shall mean those investment options designed in Section 3.6 as measurements of the rate of return to be credited on amounts deferred hereunder.

Section 2.18 "Voluntary Deferrals" shall mean the deferrals made by a Participant under Section 3.3(B) hereunder, if any, after a Participant has elected to make Required Basic Deferrals.

Section 2.19 "Voluntary Supplemental Contributions" shall mean the pre-tax contributions or after-tax contributions made to the Employee Investment Fund by or on behalf of a Participant as voluntary supplemental contributions.

                                   ARTICLE III

                                  PARTICIPATION

Section 3.1        PARTICIPATION

                           (A) Employee Deferrals Participation: An Eligible
                   Employee may elect to participate in the Required Basic Deferrals feature of the Plan for a Plan Year if he has elected to make the maximum allowable pre-tax Required Basic Contribution and pre-tax Voluntary Supplemental Contribution to the Employee Investment Fund for the Plan Year. An Eligible Employee who is eligible and elects to participate in the Required Basic Deferrals feature of the Plan may further elect to participate in the Voluntary Deferrals feature of the Plan. In order to participate in the foregoing features of the Plan, a Participant must file an election with the


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                   Committee, in accordance with Section 3.3 and the rules and regulations established by the Committee.

                           (B) Employer Match Participation: An Eligible
                   Employee will participate in the Employer Match feature of this Plan for a Plan year if: (i) he has elected to have the maximum allowable pre-tax Required Basic Contribution and pre-tax Voluntary Supplemental Contribution to the Employee Investment Fund for the Plan Year; (ii) as a result of the application of the Compensation Limitation, he loses the opportunity to be credited with Employer Matching Contributions under the Employee Investment Fund based on the amount of his Excess Salary; and (iii) he has elected to defer a Required Basic Deferral hereunder.

Section 3.2 ESTABLISHMENT OF PLAN ACCOUNTS. CBS shall establish an Account for each Participant. During each Plan Year, each Participant's Account will be credited with the amount of the Participant's Employee Deferrals elected under Section 3.3, if any, and the Employer Match with which the Participant is entitled to be credited with under Section 3.4, if any. Such amounts shall be credited, as a bookkeeping entry only, to the Participant's Account at such times as the Participant's Required Basic Contributions, Voluntary Supplemental Contributions, or Employer Matching Contributions would have been made to the Employee Investment Fund.

Section 3.3 EMPLOYEE DEFERRALS. Participants may make Employee Deferrals as described in Section 3.3(A) and Section 3.3(B) for any Plan Year, subject to the limitation in Section 3.5.

                            (A) AMOUNT OF EMPLOYEE REQUIRED BASIC DEFERRALS. A
                   Participant who meets the requirements of Section 3.1(A) for a Plan Year may elect to have Required Basic Deferrals credited to his Account for such Plan Year. For each Plan Year, the amount of Required Basic Deferrals that may be credited to a Participant's Account shall equal the Participant's Required Basic Contribution percentage applicable under the Employee Investment Fund multiplied by the Participant's Excess Salary. If the Participant elects to make the Required Basic Deferral, he will be entitled to an Employer Match credited under Section 3.4 hereof.

                            (B) AMOUNT OF VOLUNTARY DEFERRALS. A Participant who
                   meets the requirements of Section 3.1(A) and has elected to make a Required Basic Deferral under Section 3.3(A) for a Plan Year may then elect to have Voluntary Deferrals credited to his account for such Plan Year. For each Plan Year, a Participant may elect a Voluntary Deferral equal to any percentage of Excess Salary in one-half percent increments; provided, however, that the total amount of Required Basic Deferrals cannot exceed twelve and one-half percent of Excess Salary.


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                            (C) ELECTION OF EMPLOYEE DEFERRALS. An election by a
                   Participant to commence Employee Deferrals must be made prior to January 1 of a Plan Year to be effective for Employee Deferrals with respect to that Plan Year. The election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following January 1 of that Plan Year. Notwithstanding the foregoing, if an Eligible Employee first becomes a Participant after January 1 of a Plan Year, his election to commence Employee Deferrals must be made within 30 days of his participation. The election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee. Any election previously made remains in effect unless the Eligible
                   Employee amends or suspends such election as set forth in this Plan.

                            (D) AMENDMENT OR SUSPENSION OF ELECTION. A
                   Participant may change his election under this Plan any time during the Plan Year by filing an election on a prescribed form. Any such change or new election will become effective as of the first payroll period in the calendar quarter which begins after the date such election is received by the Committee (or as soon as practicable thereafter). Participants may elect to suspend all their Employee Deferrals, if any, by filing a written election with the Committee on prescribed forms. Such a suspension election shall be effective as soon as practicable after it is received by the Committee. In order to resume such Employee Deferrals, a Participant must follow the procedure described in subsection (B) above as though he were a new Participant. A Participant will not be permitted to make up suspended Employee Deferrals.

Section 3.4        CREDITING OF EMPLOYER MATCH. Subject to the limitation in
                   Section 3.5, for each Plan Year, the amount of Employer Match that will be credited to the Account of a Participant who meets the requirements of Section 3.1(B) shall equal the product of such Participant's Required Basic Deferrals and the rate (expressed as a percentage) at which employee pre-tax contributions eligible for matching are matched under the CBS Employee Investment Fund.

Section 3.5        OVERALL LIMITATION ON AMOUNTS CREDITED TO AN ACCOUNT.
                   Notwithstanding anything to the contrary in this Plan, in no event shall the amounts credited to a Participant's Account under Sections 3.3 and 3.4 with respect to a Plan Year, when combined with all actual contributions made to the Employee Investment Fund with respect to such Plan Year by or on behalf of the Participant (to wit: Required Basic, Voluntary Supplemental, Periodic Special, if any, and Employer Matching Contributions) exceed


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                   the dollar limitation amount referred to in Section 415(c) of the Code (as indexed for cost-of-living increases for such Plan Year). If amounts in excess of the foregoing combined plan limitation are credited under this Plan for any Participant, the overall amounts credited hereunder for the affected Participant shall be reduced in the following order:
                   (i) reductions in future deferrals shall be made in the following order to the extent necessary to meet the foregoing limitation: Voluntary Deferrals under Section 3.3(B),
                   Required Basic Deferrals under Section 3.3(A), and Employer Matches under Section 3.4; thereafter (ii) amounts already credited under this Plan shall be forfeited in the following order to the extent necessary to meet the foregoing limitation: Employer Matches under Section 3.4, Voluntary Deferrals under Section 3.3(B), and Required Basic Deferrals under Section 3.3(A).

Section 3.6 CHANGES IN AMOUNTS CREDITED TO AN ACCOUNT. Additional amounts shall be credited to a Participant's Account to reflect the earnings that would have been earned had the deferred amounts been invested in the following Targeted Investment Options, as elected by the Participant: Supplemental Fund Q (AIM Value
                   Fund), Supplemental Fund R (Franklin U.S. Government Securities Fund), or Supplemental Fund S (Merrill Lynch Capital Fund). Notwithstanding the foregoing, the Employer Match amounts credited under Section 3.4 shall be credited with additional amounts to reflect the earnings that would have been earned had the deferred amounts been invested entirely in CBS Corporation common stock. A Participant shall be notified of the amount credited as a bookkeeping entry to his Account as soon as practicable following the end of each Plan Year.

Section 3.7        VESTING OF AMOUNTS IN A PARTICIPANT'S ACCOUNT. Subject to
                   Section 3.5, a Participant shall be vested in the portion of his Account attributable to any Employer Match to the same extent as such Participant is vested in any Employer Matching Contributions credited to his account under the Employee Investment Fund. Subject to Section 3.5, a Participant shall be fully vested in Employee Deferrals at all times.

Section 3.8        DISTRIBUTION OF AMOUNTS CREDITED TO A PARTICIPANT'S ACCOUNT.
                   Upon termination of employment for any reason, a Participant shall be entitled to distribution of the vested portion of his Account in the form of a single sum cash payment as soon as practicable following the Participant's termination of employment. If the Participant dies before the distribution of his Account balance, the remaining balance of his vested Account shall be paid in a single sum cash payment to the Participant's Beneficiary as soon as practicable following the Participant's Death.


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                                   ARTICLE IV

                               PLAN ADMINISTRATION

Section 4.1 COMMITTEE. The Plan shall be administered by a Committee consisting of the Administrative Managers (persons appointed by the Chief Executive Officer of CBS Corporation). The Committee or its designee shall have full authority in its discretion to administer and interpret this Plan, make payments to Participants, and maintain records hereunder, which authority shall include the discretionary authority to determine eligibility for benefits hereunder and the proper amounts to be credited to each Participant's Account. All decisions by the Committee shall be final and binding on all parties affected by the decisions.

Section 4.2 DELEGATED RESPONSIBILITIES. The Committee shall have the authority to delegate any or all of its responsibilities to the Plans Administration Committee.

Section 4.3 CLAIMS PROCEDURE. The Committee or its designee shall have the exclusive right in its discretion to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, such person will be given notice in writing of any denial within 90 days of the filing of such claim unless special circumstances require an extension of such period, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee or its designee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee or its designee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Committee or its designee, at its discretion, may request a meeting to clarify any matters deemed appropriate. All decisions by the Committee or its designee shall be final and binding on all parties affected by the decisions.

Section 4.4 AMENDMENT AND TERMINATION. The Administrative Managers and Financial Managers (persons appointed by the Chief Executive Officer of CBS Corporation) or the CBS Board of Directors may amend, modify, or terminate this Plan at any time provided, however, that no such amendment, modification, or termination shall reduce any benefit under this Plan to which a Participant or the Participant's Beneficiary is entitled


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                   under Article III prior to the date of such amendment or
                   termination, and in which such Participant or Beneficiary would have been vested if such benefit had been provided under the Employee Investment Fund, unless the Participant or Beneficiary becomes entitled to an amount equal to the actuarial value, to be determined in the sole discretion of the Administrative Managers and Financial Managers (persons appointed by the Chief Executive Officer of CBS Corporation) or the CBS Board of Directors, of such benefit under another plan, program, or practice adopted CBS. However, this Plan may not be suspended, amended, otherwise modified, or terminated within the two-year period following the "Effective Time" of the merger of CBS under the Agreement and Plan of Merger dated August 1, 1995, among Westinghouse Electric Corporation, Group W Acquisition Corp. and CBS without the written consent of each affected Participant.

Section 4.5 SOURCE OF PAYMENTS. CBS will pay all benefits arising under the Plan and all costs, charges and expenses relating thereto out of the trust established for this purpose pursuant to
                   Section 4.7, or out of its general assets.

Section 4.6 NONASSIGNABILITY OF BENEFITS. Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under this Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under this Plan becomes bankrupt, the interest under this Plan of the person affected may be terminated by the Plans Administration Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

Section 4.7 PLAN UNFUNDED. Nothing in this Plan shall be interpreted or construed to require CBS in any manner to fund any obligation to the Participants, terminated Participants, or Beneficiaries hereunder. Nothing contained in this Plan nor any action taken hereunder shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between CBS and the Participants, terminated Participants, Beneficiaries, or any other persons. Any funds which may be accumulated in order to meet any obligation under this Plan shall, for all purposes, continue to be a part of the general assets of the CBS; provided, however, that CBS shall establish a trust to hold funds intended to provide benefits hereunder to the extent the assets of such trust become subject to the claim of the general creditors of CBS in the event of bankruptcy or insolvency of CBS. To the extent that any Participant, terminated Participant, or Beneficiary acquires a right to receive payments from CBS under this Plan, such rights shall be no greater than the rights of any unsecured general creditor of the CBS.


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Section 4.8        APPLICABLE LAW. All questions pertaining to the construction, validity, and effect of this Plan shall be determined in accordance with the laws of the State of New York, to the extent not pre-empted by Federal Law.

Section 4.9 LIMITATION OF RIGHTS. This Plan is a voluntary undertaking on the part of CBS. Neither the establishment of the Plan nor the payment of any benefits hereunder, nor any action of CBS, the Committee, or its designee shall be held or construed to be a contract of employment between CBS and any Eligible Employee or to confer upon any person any legal right to be continued in the employ of CBS. CBS expressly reserves the right to discharge, discipline, or otherwise terminate the employment of any Eligible Employee at any time. Participation in this Plan gives no right or claim to any benefits beyond those which are expressly provided herein and all rights and claims hereunder are limited as set forth in this Plan.

Section 4.10 SEVERABILITY. In the event any provision of this Plan shall be held illegal or invalid, or would serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain that provision.

Section 4.11 HEADINGS, GENDER AND NUMBER. The headings to the Articles and Sections of this Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof. Unless the context clearly indicates to the contrary, in interpreting this Plan, the masculine shall include the feminine, and the singular shall include the plural.

Section 4.12 INCAPACITY. If the Committee or its designee shall determine that a Participant, terminated Participant, or any other person entitled to a benefit under this Plan (the "Recipient") is unable to care for his affairs because of illness, accident, or mental or physical incapacity, or because the Recipient is a minor, the Committee or its designee may direct that any benefit payment due the Recipient be paid to his duly appointed legal representative; or if no such representative is appointed, to the Recipient's spouse, child, parent, or other blood relative, or to a person with whom the Recipient resides or who has incurred expense on behalf of the Recipient. Any such payment so made shall be a complete discharge of the liabilities of the Plan with respect to the Recipient.

Section 4.13 BINDING EFFECT AND RELEASE. All persons accepting benefits under this Plan shall be deemed to have consented to the terms of this Plan. Any final payment or distribution to any person entitled to benefits under the Plan shall be in full satisfaction of all claims against the Plan, the Committee or its designee and CBS arising by virtue of this Plan.


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